Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) Of

The Securities Exchange Act of 1934

Date of Report:  September 17, 2012

RICK'S CABARET INTERNATIONAL, INC.

(Exact Name of Registrant As Specified in Its Charter)

Texas	001-13992	76-0037324
(State Or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10959 Cutten Road

Houston, Texas 77066

(Address of Principal Executive Offices, Including Zip Code)

(281) 397-6730

(Issuer’s Telephone Number, Including Area Code)

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

As previously disclosed on August 9, 2012, on August 3, 2012, our wholly owned subsidiary, Jaguars Acquisition, Inc. (“JAI”), entered into a Purchase Agreement (the “Purchase Agreement”) with Bryan S. Foster and 13 entities owned by him (the “Companies”), to acquire nine operating adult cabarets and two other licensed locations under development (collectively, the “Foster Clubs”). Ten of the clubs are located in Texas, including clubs in Tye (near Abilene), Lubbock (two clubs), Odessa (two clubs), El Paso, Harlingen, Longview, Edinburg and Beaumont, and one club is located in Phoenix, Arizona. On September 17, 2012, the parties entered into an Amendment to Purchase Agreement, whereby the Beaumont acquisition will be effected through an asset purchase rather than a stock purchase. The Amendment also made minor changes to certain representations and warranties within the Purchase Agreement.

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On September 17, 2012, JAI and its subsidiaries closed the transactions contemplated by the Purchase Agreement, as amended, and completed the acquisitions of nine of the 11 Foster Clubs. The acquisitions of the remaining two clubs, which are located in Beaumont and Longview, are expected to be completed shortly after final permitting has been obtained from the local jurisdictions, at which time the closing documents for those two clubs will be released. As consideration for the purchase of the Foster Clubs, JAI and its subsidiaries paid to Foster and the Companies at closing $3,500,000 cash and $22,000,000 pursuant to a secured promissory note (the “Club Note”). The Club Note bears interest at the rate of 9.5% per annum, is payable in 144 equal monthly installments and is secured by the assets purchased from the Companies. Upon closing of the Real Estate Agreement (as defined below), JAI and its subsidiaries will pay Foster an additional $500,000 cash.

The Club Note also provides that in the event any regulatory or administrative authority seeks to enforce or attempts to collect any tax or obligation or liability that may be due pursuant to the Texas Patron Tax (sometimes referred to as the “Pole Tax”) or related legislation, then the then outstanding principal amount of the Club Note, as of the date the tax is enforced, will immediately be reduced by an amount calculated by multiplying 1,200,000 by the dollar amount of the per-person tax implemented (the “Reduction Amount”). The Reduction Amount cannot exceed $6,000,000. By way of example, if exactly two years after closing, a $2.00 per person tax is implemented and enforced, the Reduction Amount would be $2,400,000 and the then principal amount of the Club Note would be reduced $2,400,000. The Texas Patron Tax is currently enacted to be $5 per person which would equate to a $6,000,000 Reduction Amount if enforced.

At closing of the Purchase Agreement, Mr. Foster entered into a five-year non-competition agreement providing for him to not compete with us or our subsidiaries by owning, participating or operating an establishment featuring adult entertainment within a radius of 50 miles of the location of any of the adult clubs owned by our subsidiaries, excluding the adult cabaret located at 11327 Reeder Road, Dallas, Texas, 75229.

As previously disclosed on August 9, 2012, in connection with the Purchase Agreement, our wholly owned subsidiary, Jaguars Holdings, Inc. (“JHI”), entered into a Commercial Contract (the “Real Estate Agreement”), which agreement provides for JHI to purchase the real estate where the Foster Clubs are located. We anticipate the transactions contemplated by the Real Estate Agreement to close on or before September 28, 2012.

A copy of the Amendment to Purchase Agreement is attached hereto as Exhibit 10.1. A copy of the press release relating to the closing of the transactions contemplated by the Purchase Agreement is attached hereto as Exhibit 99.1.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit Number	Description

10.1	Amendment to Purchase Agreement
99.1	Press Release dated September 17, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

RICK'S CABARET INTERNATIONAL, INC.

Date: September 19, 2012	By:	/s/ Eric Langan
Eric Langan
President and Chief Executive Officer